UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*




                              GLOBUS MEDICAL, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                 Class A Common Stock, par value $.001 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    379577208
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2013
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman  Sachs Asset Management
           (Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC, "Goldman Sachs Asset Management")
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               913,292
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               913,292

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           913,292


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Goldman Sachs Investment Partners Master Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               139,359
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               139,359

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           139,359


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Goldman Sachs Investment Partners GP, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               139,359
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               139,359

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           139,359


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               279,627
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               279,627

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           279,627


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               279,627
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               279,627

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           279,627


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               193,142
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               193,142

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           193,142


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               193,142
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               193,142

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           193,142


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MULTI-STRATEGY HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               80,145
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               80,145

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           80,145


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               80,145
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               80,145

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           80,145


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               67,482
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               67,482

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           67,482


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUNDS GP,
          L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               67,482
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               67,482

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           67,482


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Goldman Sachs Private Equity Concentrated Healthcare Fund Offshore Holdings, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               55,384
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               55,384

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           55,384


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Goldman Sachs Private Equity Concentrated Healthcare Offshore Holdings Advisors, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               55,384
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               55,384

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           55,384


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               45,588
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               45,588

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           45,588


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PEP 2002 DIRECT INVESTMENT ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               45,588
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               45,588

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           45,588


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               42,982
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               42,982

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           42,982


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 379577208                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               42,982
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               42,982

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           42,982


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   GLOBUS MEDICAL, INC.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   2560 General Armistead Avenue
                   Audubon, PA 19403

Item 2(a).         Name of Persons Filing:

                   GOLDMAN SACHS ASSET MANAGEMENT
                   Goldman Sachs Investment Partners Master Fund, L.P. Goldman Sachs Investment Partners GP, L.L.C.
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P.
                   GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC. GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P.
                   GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C. MULTI-STRATEGY HOLDINGS, L.P.
                   MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE
                   FUND, L.P.
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUNDS GP, L.L.C.
                   Goldman Sachs Private Equity Concentrated Healthcare Fund Offshore Holdings, L.P.
                   Goldman Sachs Private Equity Concentrated Healthcare Offshore Holdings Advisors, Inc.
                   GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT
                   FUND, L.P.
                   GS PEP 2002 DIRECT INVESTMENT ADVISORS, L.L.C.
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.
                   GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C.

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   GOLDMAN SACHS ASSET MANAGEMENT, Goldman Sachs Investment Partners GP, L.L.C., GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P., GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC., GOLDMAN SACHS PRIVATE EQUITY PARTNERS2004 - DIRECT INVESTMENT FUND, L.P., GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C., MULTI-STRATEGY HOLDINGS, L.P., MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC., GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND, L.P., GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUNDS GP, L.L.C., Goldman Sachs Private Equity Concentrated Healthcare Fund Offshore Holdings, L.P.,
                   Goldman Sachs Private Equity Concentrated Healthcare
                   Offshore Holdings Advisors, Inc., GS PRIVATE EQUITY
                   PARTNERS 2002 - DIRECT INVESTMENT FUND, L.P., GS PEP 2002 DIRECT INVESTMENT ADVISORS, L.L.C., GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P., GOLDMAN SACHS PEP 2004
                   ADVISORS, L.L.C.:
                   200 West Street, New York, NY 10282

                   Goldman Sachs Investment Partners Master Fund, L.P.:
                   190 Elgin Street, George Town, Cayman Islands KY1-9005

Item 2(c).         Citizenship:

                   GOLDMAN SACHS ASSET MANAGEMENT, L.P. - Delaware
                   GS INVESTMENT STRATEGIES, LLC - Delaware
                   Goldman Sachs Investment Partners Master Fund, L.P.
                   - Cayman Islands
                   Goldman Sachs Investment Partners GP, L.L.C. - Delaware GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P. - Cayman Islands
                   GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC.
                   - Cayman Islands
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P. - Delaware
                   GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C.
                   - Delaware
                   MULTI-STRATEGY HOLDINGS, L.P. - Cayman Islands MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.
                   - Cayman Islands
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE
                   FUND, L.P. - Delaware
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUNDS GP, L.L.C. - Delaware
                   Goldman Sachs Private Equity Concentrated Healthcare Fund Offshore Holdings, L.P. - Cayman Islands
                   Goldman Sachs Private Equity Concentrated Healthcare Offshore Holdings Advisors, Inc. - Cayman Islands
                   GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT
                   FUND, L.P. - Delaware
                   GS PEP 2002 DIRECT INVESTMENT ADVISORS, L.L.C. - Delaware GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P. - Delaware GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C. - Delaware

Item 2(d).         Title of Class of Securities:
                   Class A Common Stock, par value $.001 per share

Item 2(e).         CUSIP Number:
                   379577208

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[  ]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

          * This statement on Schedule 13G reflects a disaggregation among the Goldman, Sachs & Co. operating units of beneficial ownership as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, from the Schedule 13G filed with the Securities and Exchange Commission ("SEC") on February 14, 2013 (SEC File/Film Nos. 00587254/13614579).

            Goldman Sachs Investment Partners Master Fund, L.P.("GSIP Master"), Goldman Sachs Private Equity Partners 2004 Offshore Holdings, L.P. ("GS PEP 2004 Offshore"), Goldman Sachs Private Equity Partners 2004 - Direct Investment Fund, L.P. ("GS PEP 2004 Direct"), Multi-Strategy Holdings, L.P.("Multi-Strategy LP"), Goldman Sachs Private Equity Partners 2004 Employee Fund, L.P.("GS PEP 2004 Employee"), Goldman Sachs Private Equity Concentrated Healthcare Fund Offshore Holdings, L.P.("GS PE Healthcare Fund"), GS Private Equity Partners 2002 - Direct Investment Fund, L.P.("GS PEP 2002 Direct"), and Goldman Sachs Private Equity Partners 2004, L.P.("GS PEP 2004") are the owners of record of the Securities reported herein by such entities (collectively, the "Investing Entities").

            Goldman Sachs Investment Partners GP, LLC("GSIP GP")is the general partner of GSIP Master; Goldman Sachs PEP 2004 Offshore Holdings Advisors,Inc.("GS PEP 2004 Offshore Advisors GP")is the general partner of GS PEP 2004 Offshore; Goldman Sachs PEP 2004 Direct Investment Advisors, L.L.C. ("GS PEP 2004 Direct Advisors GP")is the general partner of GS PEP 2004 Direct; Multi-Strategy Holdings Offshore Advisors, Inc.("Multi-Strategy Advisors GP")is the general partner of Multi-Strategy LP; Goldman Sachs Private Equity Partners 2004 Employee Funds GP, L.L.C. ("GS PEP 2004 Employee Funds GP")is the general partner of GS PEP 2004 Employee; Goldman Sachs Private Equity Concentrated Healthcare Offshore Holdings Advisors, Inc. ("GS PE Healthcare Advisors GP")is the general partner of GS PE Healthcare Fund; GS PEP 2002 Direct Investment Advisors, L.L.C.("GS PEP 2002 Direct LLC GP") is the general partner of GS PEP 2002 Direct; and Goldman Sachs PEP 2004 Advisors, L.L.C.("GS PEP 2004 Advisors GP") is the general partner of GS PEP 2004.(GSIP GP, GS PEP 2004 Offshore Advisors GP, GS PEP 2004 Direct Advisors GP, Multi-Strategy Advisors GP, GS PEP 2004 Employee Funds GP, GS PE Healthcare Advisors GP, GS PEP 2002 Direct LLC GP, and GS PEP 2004 Advisors GP are collectively referred to herein as the "General Partners".)

            GS Investment Strategies, LLC is the investment adviser to GSIP Master. Goldman Sachs Asset Management, L.P. is the investment adviser to GS PEP 2004 Offshore, GS PEP 2004 Direct, Multi-Strategy LP, GS PEP 2004 Employee, GS PE Healthcare Fund, GS PEP 2002 Direct, and GS PEP 2004. (GS Investment Strategies, LLC and Goldman Sachs Asset Management, L.P. are collectively referred to herein as the "Investment Advisers".)

            Each of the General Partners and the Investment Advisers may be deemed to beneficially own the Securities held by the Investing Entities of which they are the general partner or investment adviser.

Item 5.            Ownership of Five Percent or Less of a Class.
                   If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             Not Applicable

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------


   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2014

             GOLDMAN SACHS ASSET MANAGEMENT, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS INVESTMENT STRATEGIES, LLC

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             Goldman Sachs Investment Partners Master Fund, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             Goldman Sachs Investment Partners GP, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE
             HOLDINGS, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT
             INVESTMENT FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MULTI-STRATEGY HOLDINGS, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE
             FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUNDS
             GP, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             Goldman Sachs Private Equity Concentrated Healthcare Fund Offshore Holdings, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             Goldman Sachs Private Equity Concentrated Healthcare Offshore Holdings Advisors, Inc.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS PEP 2002 DIRECT INVESTMENT ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Power of Attorney, relating to
                GOLDMAN SACHS ASSET MANAGEMENT, L.P.
  99.3          Power of Attorney, relating to
                GS INVESTMENT STRATEGIES, LLC
  99.4          Power of Attorney, relating to
                Goldman Sachs Investment Partners Master Fund, L.P.
  99.5          Power of Attorney, relating to
                Goldman Sachs Investment Partners GP, L.L.C.
  99.6          Power of Attorney, relating to
                GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE
                HOLDINGS, L.P.
  99.7          Power of Attorney, relating to
                GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC.
  99.8          Power of Attorney, relating to
                GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT
                INVESTMENT FUND, L.P.
  99.9          Power of Attorney, relating to
                GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C.
  99.10         Power of Attorney, relating to
                MULTI-STRATEGY HOLDINGS, L.P.
  99.11         Power of Attorney, relating to
                MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.
  99.12         Power of Attorney, relating to
                GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND, L.P.
  99.13         Power of Attorney, relating to
                GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE
                FUNDS GP, L.L.C.
  99.14         Power of Attorney, relating to
                Goldman Sachs Private Equity Concentrated Healthcare Fund Offshore Holdings, L.P.
  99.15         Power of Attorney, relating to
                Goldman Sachs Private Equity Concentrated Healthcare Offshore Holdings Advisors, Inc.
  99.16         Power of Attorney, relating to
                GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT FUND, L.P.
  99.17         Power of Attorney, relating to
                GS PEP 2002 DIRECT INVESTMENT ADVISORS, L.L.C.
  99.18         Power of Attorney, relating to
                GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.
  99.19         Power of Attorney, relating to
                GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C.

                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A Common Stock, par value $.001 per share, of GLOBUS MEDICAL, INC.
and further agree to the filing of this agreement  as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 14, 2014

             GOLDMAN SACHS ASSET MANAGEMENT, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS INVESTMENT STRATEGIES, LLC

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             Goldman Sachs Investment Partners Master Fund, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             Goldman Sachs Investment Partners GP, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE
             HOLDINGS, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT
             INVESTMENT FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MULTI-STRATEGY HOLDINGS, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE
             FUNDS GP, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             Goldman Sachs Private Equity Concentrated Healthcare Fund Offshore Holdings, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             Goldman Sachs Private Equity Concentrated Healthcare Offshore Holdings Advisors, Inc.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS PEP 2002 DIRECT INVESTMENT ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

                                                                  EXHIBIT (99.2)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS ASSET MANAGEMENT, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-
fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories,hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates. The Company has the unrestricted right to unilaterally revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 30, 2012.



GOLDMAN SACHS ASSET MANAGEMENT, L.P.


By:/s/ Ellen R. Porges
____________________________
Name:  Ellen R. Porges
Title: General Counsel

                                                                EXHIBIT (99.3)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS INVESTMENT STRATEGIES, LLC (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs
Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 30, 2012.



GS INVESTMENT STRATEGIES, LLC


By: /s/ Umit Alptuna
____________________________
Name:   Umit Alptuna
Title:  Managing Director

                                                                EXHIBIT (99.4)
			   POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that Goldman Sachs Investment
Partners Master Fund, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Brian Bae and Jeremy Kahn, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 23, 2013.


Goldman Sachs Investment Partners Master Fund, L.P.


By: /s/ Umit Alptuna
____________________________
Name:   Umit Alptuna
Title:  Authorized Signatory


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of Goldman Sachs Investment Partners Master Fund, L.P. (the "Company") , pursuant to that Power of Attorney dated January 23, 2013 (the "POA"), does hereby designate Priya Iyer, employee of the Company, as additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


Goldman Sachs Investment Partners Master Fund, L.P.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.5)

			   POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that Goldman Sachs Investment Partners
GP, L.L.C. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Brian Bae and Jeremy Kahn, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 23, 2013.


Goldman Sachs Investment Partners GP, L.L.C.


By: /s/ Umit Alptuna
____________________________
Name:   Umit Alptuna
Title:  Authorized Signatory


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of Goldman Sachs Investment Partners GP, L.L.C.
(the "Company") , pursuant to that Power of Attorney dated January 23, 2013 (the "POA"), does hereby designate Priya Iyer, employee of the Company, as additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


Goldman Sachs Investment Partners GP, L.L.C.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.6)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 9, 2010.


GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P.
By: GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC.


By: /s/ Jeanine Lee
____________________________
Name:   Jeanine Lee
Title:  Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P. (the "Company") , pursuant to that Power of Attorney dated August 9, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.7)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 9, 2010.



GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC.



By: /s/ Jeanine Lee
____________________________
Name:   Jeanine Lee
Title:  Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC. (the "Company") , pursuant to that Power of Attorney dated August 9, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.8)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004-DIRECT INVESTMENT FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 9, 2010.



GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P.
By: GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C.



By: /s/ Jeanine Lee
____________________________
Name:   Jeanine Lee
Title:  Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P. (the "Company") , pursuant to that Power of Attorney dated August 9, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.9)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C.(the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 9, 2010.



GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C.


By: /s/ Jeanine Lee
____________________________
Name:   Jeanine Lee
Title:  Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C. (the "Company") , pursuant to that Power of Attorney dated August 9, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.10)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that MULTI-STRATEGY HOLDINGS, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



MULTI-STRATEGY HOLDINGS, L.P.
By: MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.



By: /s/ Jonathan M. Lamm
-----------------------------
Name:   Jonathan M. Lamm
Title:  Assistant Treasurer


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of MULTI-STRATEGY HOLDINGS, L.P. (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


MULTI-STRATEGY HOLDINGS, L.P.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.11)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS, INC. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories,hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.



By: /s/ Jonathan M. Lamm
-----------------------------
Name:   Jonathan M. Lamm
Title:  Assistant Treasurer


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.
(the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.12)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 9, 2010.


GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND, L.P.
By: GOLDMAN SACHS PEP 2004 EMPLOYEE FUNDS GP, L.L.C.


By: /s/ Jeanine Lee
____________________________
Name:   Jeanine Lee
Title:  Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND, L.P. (the "Company") , pursuant to that Power of Attorney dated August 9, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND, L.P.

By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.13)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUNDS GP, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 9, 2010.



GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUNDS GP, L.L.C.


By: /s/ Jeanine Lee
____________________________
Name:   Jeanine Lee
Title:  Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUNDS GP, L.L.C. (the "Company") , pursuant to that Power of Attorney dated August 9, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUNDS GP, L.L.C.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.14)

			   POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that Goldman Sachs Private Equity Concentrated Healthcare Fund Offshore Holdings, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Brian Bae, and Jeremy Kahn, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 18, 2013.


Goldman Sachs Private Equity Concentrated Healthcare Fund Offshore
Holdings, L.P.


By: /s/ Jonathan Snider
____________________________
Name:   Jonathan Snider
Title:  Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of Goldman Sachs Private Equity Concentrated Healthcare Fund Offshore Holdings, L.P. (the "Company") , pursuant to that Power of Attorney dated January 18, 2013 (the "POA"), does hereby designate Priya Iyer, employee of the Company, as additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


Goldman Sachs Private Equity Concentrated Healthcare Fund Offshore Holdings,
L.P.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.15)

			   POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that Goldman Sachs Private Equity Concentrated Healthcare Offshore Holdings Advisors, Inc. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Brian Bae, and Jeremy Kahn, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 18, 2013.


Goldman Sachs Private Equity Concentrated Healthcare Offshore Holdings Advisors, Inc.


By: /s/ Jonathan Snider
____________________________
Name:   Jonathan Snider
Title:  Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of Goldman Sachs Private Equity Concentrated Healthcare Offshore Holdings Advisors, Inc. (the "Company") , pursuant to that Power of Attorney dated January 18, 2013 (the "POA"), does hereby designate Priya Iyer, employee of the Company, as additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


Goldman Sachs Private Equity Concentrated Healthcare Offshore Holdings Advisors, Inc.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.16)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 9, 2010.


GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT FUND, L.P.
By: GS PEP 2002 DIRECT INVESTMENT ADVISORS, L.L.C.




By: /s/ Jeanine Lee
____________________________
Name:   Jeanine Lee
Title:  Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT FUND, L.P. (the "Company") , pursuant to that Power of Attorney dated August 9, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT FUND, L.P.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.17)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS PEP 2002 DIRECT INVESTMENT ADVISORS, L.L.C.(the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 9, 2010.


GS PEP 2002 DIRECT INVESTMENT ADVISORS, L.L.C.





By: /s/ Jeanine Lee
____________________________
Name:   Jeanine Lee
Title:  Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GS PEP 2002 DIRECT INVESTMENT ADVISORS, L.L.C.
(the "Company") , pursuant to that Power of Attorney dated August 9, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GS PEP 2002 DIRECT INVESTMENT ADVISORS, L.L.C.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.18)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 9, 2010.


GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.
By: GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C.



By: /s/ Jeanine Lee
____________________________
Name:   Jeanine Lee
Title:  Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.
(the "Company") , pursuant to that Power of Attorney dated August 9, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.19)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 9, 2010.



GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C.



By: /s/ Jeanine Lee
____________________________
Name:   Jeanine Lee
Title:  Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C. (the "Company") , pursuant to that Power of Attorney dated August 9, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact